Exhibit 10.10.1

AMENDED & RESTATED EMPLOYMENT AGREEMENT
(Patrick T. Ryan)

AMENDED & RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated April 10, 2015 (the “Effective Date”), among PGA HOLDINGS, INC., a Delaware corporation (the “Company”), PRESS GANEY ASSOCIATES, INC., an Indiana corporation (“PGA”), and PATRICK T. RYAN (the “Employee”).

WHEREAS, the Company and PGA desire to continue to employ the Employee and to enter into an agreement embodying the terms of such continued employment;

WHEREAS, the Employee desires to accept such continued employment and enter into such an agreement; and

WHEREAS, this Agreement amends and restates in its entirety the Employment Agreement among the Company, PGA and the Employee, dated as of February 24, 2012.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term.  (a)  The term of the Employee’s employment with the Company and PGA under this Agreement shall commence on the Effective Date and shall continue until the fourth (4th) anniversary of the Effective Date (the “Expiration Date”) (such period, the “Initial Term”); provided, however, that commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter, unless either party hereto gives the other party at least six (6) weeks’ prior written notice of its or his election not to extend the period of the Employee’s employment with the Company and PGA hereunder, the term shall automatically be extended for an additional one-year period on the same terms and conditions set forth herein, unless otherwise agreed upon by the parties hereto (each such extension, a “Renewal Term”); provided further, however, that the Employee’s employment with the Company and PGA under this Agreement may be terminated pursuant to the provisions of Section 4 at any time prior to the expiration of the Initial Term or any then current Renewal Term.  The period commencing on the Effective Date and ending on the date of termination of the Employee’s employment with the Company and PGA under this Agreement is referred to herein as the “Term”.

(b)                                 The Employee agrees and acknowledges that the Company and PGA have no obligation to provide for any Renewal Term or to continue the Employee’s employment after expiration of the Initial Term or any then current Renewal Term, and the Employee expressly acknowledges that no promises or understandings to the contrary have been made or reached.

2.                                      Duties and Responsibilities.  (a)  During the Term, the Employee agrees to perform the Employee’s exclusive services for the Company and PGA upon the terms and conditions of this Agreement.  The Employee shall serve as PGA’s and the Company’s Chief Executive Officer, reporting to the Board of Directors of PGA (the “PGA Board”) and the Board of Directors of the Company (the “Company Board”), respectively.  The Employee shall have the duties, responsibilities and authority as are determined from time to time by the Company Board or the PGA Board, as applicable, and he will perform the services requested from time to time by the Company Board or the PGA Board, as applicable, commensurate with his status and consistent with his position as in effect from time to time hereunder.

(b)                                 During the Term, the Employee acknowledges that the Employee’s duties and responsibilities shall require the Employee to travel on business to the extent necessary to fully perform the Employee’s duties hereunder.  The Company and PGA hereby acknowledge and agree that, in connection with his duties hereunder, the Employee will not be required to relocate from his current residence in Beverly Farms, Massachusetts without his consent.

(c)                                  During the Term, the Employee shall devote all of the Employee’s business time, energy and skill to the business of the Company and its subsidiaries and affiliates, as applicable, and the performance of the Employee’s duties hereunder, and shall use the Employee’s best efforts to faithfully and diligently serve the Company and its subsidiaries and affiliates, as applicable.  During the Term, the Employee shall not, without the prior written consent of the Company or PGA, engage in any other business, profession or occupation, whether or not pursued for gain, profit or other pecuniary advantage, and shall not accept employment with, or provide services as a consultant or in any other capacity for, any person or entity other than the Company and its subsidiaries; provided, however, that nothing herein shall preclude the Employee from continuing to serve on the boards or committees as described on Exhibit A hereto, and subject to prior Board approval (which shall not be unreasonably withheld) from serving on one additional board, so long as such activities do not, singularly or in the aggregate, conflict or interfere with the Employee’s duties hereunder and are not in conflict with the interests of the Company and its subsidiaries or violate Sections 6 or 7.

(d)                                 During the Term, if requested by the Company or PGA, the Employee shall cooperate and assist the Company or PGA in acquiring and maintaining key-man life insurance covering the Employee, including, if applicable, submitting to such medical examination(s) as may be required by the insurer from time to time.

(e)                                  During the Term, the Employee will serve as a member of the Management Committee of PG Holdco, LLC (“Holdco” and the “Holdco Board”, respectively) unless Holdco ceases to exist and, if so requested by the Holdco Board, shall also serve as a member of the board of directors of any other affiliate or subsidiary of the Company, in each case, without additional compensation.  During the Term, if the Company, PGA or one of its parent companies or subsidiaries becomes a publicly traded company, subject to the requirements of applicable law, the Company or PGA shall, or shall cause any such affiliate to, propose to the shareholders of such entity at each applicable annual meeting occurring during the Term the election or re-election, as applicable, of the Employee as a member of the board of directors of such entity and the Employee shall so serve if elected or re-elected.

3.                                      Compensation and Related Matters.  (a)  Base Salary.  During the Term, for all services rendered under this Agreement, PGA shall pay the Employee a base salary (“Base Salary”), payable in accordance with PGA’s applicable payroll practices, (i) at an initial annual rate of $600,000 and (ii) effective October 1, 2015, at an annual rate of $710,000, which base salary shall thereafter be subject to annual review and increase (but not decrease) at the discretion of the Company Board or the PGA Board.  References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)                                 Incentive Compensation.  With respect to the 2015 calendar year and each subsequent full calendar year during the Term (each, a “Bonus Year”), the Employee shall be eligible to earn an annual bonus award (the “Annual Bonus”) with a target Annual Bonus (“Target Bonus”) in an amount equal to 100% of Base Salary, based upon and subject to the achievement of budgeted financial objectives and Management by Objectives (MBOs), established in good faith by the Company Board or the PGA Board, as applicable, after consultation with the Employee, within the first three months of each Bonus Year during the Term.  The Annual Bonus, if any, shall be paid to the Employee during the calendar year immediately following the relevant Bonus Year following the Company’s and PGA’s receipt of the final audited financial statements from the Company’s and PGA’s accounting firm in respect of the relevant Bonus Year, but not later than March 15th of such calendar year or such later date on which bonuses are paid to other senior executives of the Company or PGA generally; provided that the Employee is employed by the Company and PGA on December 31 of the applicable Bonus Year.  None of the bonuses provided for under this Section 3(b) are guaranteed bonuses or any other form of guaranteed compensation.

(c)                                  Benefits and Perquisites.  During the Term, the Employee shall be provided, in accordance with the terms of PGA’s employee benefit plans as in effect from time to time, with employee benefits and perquisites on the same basis as those benefits are generally made available to other senior executives of the Company and PGA.  In addition to the foregoing, in his reasonable discretion and in accordance with an annual travel budget approved by the Board , the Employee will be permitted to use private air transportation for the purpose of traveling on Company or PGA business.  The Employee agrees to discuss his private air transportation expenses, and provide reasonable documentation regarding the same, at the request of the Chairman of the Compensation Committee of the Holdco Board.

(d)                                 Expense Reimbursements.  During the Term, PGA shall reimburse the Employee for the Employee’s reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

4.                                      Termination of Services; Obligations Upon Termination.  (a)  Generally.  The Employee’s employment may be terminated by any party at any time and for any reason, and without any advance notice; provided, however, that the Employee shall be required to give the Company and PGA at least six (6) weeks’ advance written notice of any voluntary termination of the Employee’s employment (which, for the avoidance of doubt, shall not include a termination of employment by the Employee for Good Reason).  Following any termination of the Employee’s employment with the Company and PGA hereunder, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company and PGA to pay or provide the Employee with compensation and benefits under Section 3 shall cease, and except as otherwise expressly provided in this Section 4, the Company and PGA shall have no further obligations to the Employee hereunder except (i) payment (within thirty (30) days following the date of the termination of the Employee’s employment hereunder) of any Base Salary accrued through the date of termination, to the extent unpaid, (ii) except in the case of termination of the Employee’s employment by the Company or PGA for Cause, payment of any Annual Bonus earned for the Bonus Year prior to the year in which the date of termination of employment occurs, to the extent unpaid, such payment to be made in accordance with Section 3(b), (iii) reimbursement of any unreimbursed business expenses properly incurred by the Employee prior to the date of termination of employment in accordance with Company or PGA policy and (iv) as set forth in any benefit plans, programs or arrangements in which the Employee participates (the amounts described in clauses (i) through (iv), as applicable, of this Section 4(a) being referred to herein as the “Accrued Rights”).

(b)                                 Termination by the Company or PGA Without Cause (Other Than Due to Disability or Death) or by the Employee for Good Reason.  (i)  If the Employee’s employment with the Company and PGA hereunder is terminated by (A) the Company or PGA for any reason other than (1) Cause, (2) Disability or (3) the Employee’s death or (B) the Employee for Good Reason, then, in addition to the Accrued Rights, subject to the Employee’s continued compliance with Sections 6 and 7 and the Employee’s execution and delivery of a general release of claims against the Company (excluding equity-based claims), PGA and their respective affiliates in substantially the form attached as Exhibit C hereto (the “Release”), on or after the date of Employee’s termination of employment and not later than the sixtieth (60th) day following the date of the Employee’s termination of employment and his non-revocation of such Release within the time period provided therein, PGA or the Company, as applicable, shall pay the Employee (x) an amount equal to any Annual Bonus earned for the Bonus Year in which the date of termination of employment occurs, which bonus would otherwise be payable to the Employee if his employment had not terminated (as determined following the end of such Bonus Year based on the actual full-year performance of the Company and PGA, as applicable, in such Bonus Year), multiplied by a fraction, the numerator of which is the number of days the Employee was employed hereunder in such year and the denominator of which is 365 (the “Pro-Rata Bonus”), which amount is payable in accordance with Section 3(b), (y) an amount equal to the sum of (I) the Employee’s Base Salary at the rate in effect on the date of termination and (II) the amount of the Employee’s Annual Bonus, if any, earned (regardless of whether paid), in respect of the year immediately preceding the year of termination (the “Severance Amount”), which Severance Amount is payable in equal installments in accordance with PGA’s usual payment practices over a twelve (12) month period commencing on the day immediately following the termination date (such period, the “Severance Period”), and (z) an amount equal to one and a half (1.5) times the Company’s or PGA’s cost of providing, for the Severance Period, coverage for the Employee and his dependents under the Company’s or PGA’s group health plan(s) at the applicable premium rate in effect at the time of the Employee’s termination of employment, which amount is payable in equal installments in accordance with PGA’s usual payment practices over the Severance Period.   Notwithstanding the foregoing, the Company and PGA shall have the right to cease making such payments and the Employee shall be obligated to repay any such amounts to the Company or PGA already paid if the Employee fails to execute and deliver the Release within the time period provided for above or, after timely delivery, the Employee revokes it within the time period specified in such Release.

(ii)                                  For purposes of this Agreement, “Cause” means:

(A)                               the Employee’s willful and continued failure to perform the Employee’s material, reasonable and lawful duties (other than as a result of incapacity due to physical or mental illness), provided the Employee does not cure such failure within 15 days after receipt from the Company or PGA of written notice of such failure;

(B)                               the Employee’s negligence or willful misconduct in the course of the Employee’s employment with the Company and PGA that the Company Board or the PGA Board in good faith in its reasonable discretion determines has had a material, demonstrable and adverse effect on the Company or any of its subsidiaries, provided that, to the extent curable, the Employee does not cure such negligence or misconduct within 15 days after receipt from the Company or PGA of written notice of such action;

(C)                               the Employee’s indictment of, conviction of, or plea of nolo contendere to a (x) misdemeanor involving moral turpitude or (y) felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States);

(D)                               the Employee’s material breach of this Agreement, including, without limitation, the provisions of Sections 6, 7 and 8, provided that, to the extent curable, the Employee does not cure such breach within 15 days after receipt from the Company or PGA of written notice of such failure;

(E)                                the Employee’s violation of lawful company policies that the Company Board or PGA Board in good faith in its reasonable discretion determines has had a material, demonstrable and adverse effect on the Company and any of its subsidiaries, provided that, to the extent curable, the Employee does not cure such violation within 15 days after receipt from the Company or PGA of written notice of such violation;

(F)                                 the Employee’s misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its subsidiaries; or

(G)                               the Employee’s use of alcohol or drugs that either materially interferes with the performance of the Employee’s duties hereunder or materially, demonstrably and adversely affects the integrity or reputation of the Company, its subsidiaries or affiliates, their employees or their products or services, as determined by the Company Board or PGA Board in good faith in its reasonable discretion.

(iii)                               For purposes of this Agreement, “Good Reason” means, without the Employee’s written consent:

(A)                               a material diminution by the Company or PGA in the Employee’s duties, authority or responsibilities;

(B)                               a reduction in the Employee’s Base Salary or annual bonus opportunity; or

(C)                               a material breach by the Company or PGA of this Agreement (it being understood that any breach by the Company or PGA of the second sentence of Section 2(b) hereof shall be deemed material); or

(D)                               a Sale of the Company (as defined below) to any person or entity if such person or entity fails or refuses to assume, in writing or by operation of law, all obligations under this Agreement at or prior to the time of such sale;

provided that, notwithstanding anything to the contrary in the foregoing, the Employee shall only have “Good Reason” to terminate employment pursuant to subsection (A), (B) or (C) following the Company’s or PGA’s failure to remedy the act or omission which is alleged to constitute “Good Reason” within fifteen (15) days following the Company’s or PGA’s receipt of written notice from the Employee specifying such act or omission.

(iv)                              For purposes of this Agreement, “Sale of the Company” means, following the Effective Date, the consummation of a transaction, whether in a single transaction or in a series of related transactions, with any other person or persons on an arm’s-length basis, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the fully diluted units or voting stock of the Company or PGA or (b) acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, except for any transaction with a wholly owned subsidiary of Vestar Capital Partners V, L.P. or a dissolution of the Company or PGA pursuant to the Company’s or PGA’s Articles of Incorporation (other than transactions effected for the purpose of changing the form of organization of the Company or any of its subsidiaries).

(v)                                 For purposes of this Agreement, the Employee shall be deemed to have a “Disability” if the Employee would be entitled to long-term disability benefits under the Company’s or PGA’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for such purpose that the Employee is actually participating in such plan at such time.  If the Company or PGA does not maintain a long-term disability plan at the time of the Employee’s termination of employment, “Disability” shall mean the Employee’s inability to perform the Employee’s duties and responsibilities hereunder due to physical or mental illness that is expected to last for at least 6 months.  Any question as to the existence of the Disability of the Employee as to which the Company, PGA and the Employee shall not agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee, PGA and the Company (and if the Employee, PGA and the Company cannot agree as to a qualified independent physician, PGA and the Company together and the Employee shall each appoint a physician and those two physicians shall select a third physician who shall make such determination in writing, which shall be final and conclusive for all purposes of this Agreement).  In connection therewith, the Employee agrees to submit to any medical examination(s) as may be requested by the Company or PGA for such purpose.

(c)                                  Termination on Account of Disability or Death.  If the Employee’s employment with the Company and PGA hereunder is terminated on account of a Disability or as a result of the Employee’s death, then in addition to the Accrued Rights, the Employee (or the Employee’s estate, as the case may be) shall be entitled to receive from PGA the Pro Rata Bonus, if any, for the year in which termination of employment occurs, which amount is payable in accordance with Section 3(b).  Any termination by the Company or PGA for Disability shall be communicated by written notice in accordance with Section 20.

(d)                                 Termination by the Company or PGA for Cause; Voluntary Resignation.  For the avoidance of doubt, if the Employee’s employment with the Company or PGA hereunder is terminated by the Company or PGA for Cause, or by the Employee (other than for Good Reason or as a result of Disability or death), the Employee shall not be entitled to any compensation or benefits other than the Accrued Rights.  Any voluntary termination of employment by the Employee that occurs during one of the cure periods referenced in Section 4(b)(ii) hereof shall be deemed to be a termination of the Employee’s employment by the Company or PGA for Cause.  Any termination by the Company or PGA for Cause, or voluntary resignation by the Employee, shall be communicated by written notice in accordance with Section 20 (and, in the case of the Employee’s voluntary resignation, in accordance with Section 4(a)).

(e)                                  Failure to Renew.  In the event either party elects not to extend the Initial Term or any Renewal Term, as applicable, pursuant to Section 1, unless the Employee’s employment is earlier terminated pursuant to paragraph (a), (b), (c) or (d) of this Section 4, the termination of this Agreement (whether or not the Employee continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the Expiration Date or the next scheduled anniversary of the Expiration Date, as applicable, and the Employee shall be entitled to receive the Accrued Rights.  In addition, if the election not to extend the Initial Term or any Renewal Term is made by the Company or PGA, the termination of this Agreement shall be deemed a termination of the Employee’s employment for a reason other than Cause, Disability or death, and the Employee shall be entitled to receive the payments and benefits described in Section 4(b)(i), subject to the timing and other requirements set forth therein and in Section 24.

(f)                                   Additional Payment Provisions.  The payment of any amounts accrued under any benefit plan, program or arrangement in which the Employee participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Employee has made thereunder.

(g)                                  Transition.  Upon request of the Company or PGA, the Employee shall actively work with the Company and PGA during the six (6)-week period following notification to the Company and PGA of the Employee’s intent to terminate employment hereunder to recruit the Employee’s successor and shall perform such other duties as may reasonably be required by the Company or PGA to assist in the transition process.

(h)                                 Board Resignation.  Upon termination of the Employee’s employment for any reason, the Employee agrees to resign (or that he may be removed), as of the date of such termination and, to the extent applicable, from the Holdco Board and any committees thereof and any boards or similar governing bodies of any subsidiaries or affiliates of PGA and the Company.

5.                                      Acknowledgments.  (a)  The Employee acknowledges that the Company and its subsidiaries have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships and goodwill and build an effective organization.  The Employee acknowledges that during the

Term, the Employee shall become familiar with the Company’s and its subsidiaries’ Confidential Information (as defined in Section 6(a)) and that during the Term the Employee shall have access to such Confidential Information.

(b)                                 The Employee acknowledges that the Company and its subsidiaries have a legitimate business interest and right in protecting the Confidential Information, goodwill, employee and customer relationships, and that the Company and its subsidiaries would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships.  The Employee further acknowledges that the Company and PGA are entitled to protect and preserve the going concern value of the Company and its subsidiaries to the extent permitted by law.

(c)                                  The Employee agrees that the covenants contained in this Agreement are reasonable and appropriate in light of the cash and non-cash consideration paid and to be paid, and the equity investment opportunities made and to be made available, by the Company and its affiliates, and to be received by the Employee, under this Agreement and other agreements entered into and to be entered into with the Company and its affiliates.  The Employee further acknowledges that, notwithstanding the Employee’s compliance with the covenants contained in this Agreement and other agreements entered into and to be entered into with the Company and its affiliates, the Employee has other opportunities to earn a livelihood and adequate means of support for the Employee and his dependents.

6.                                      Confidentiality.  (a)  The Employee agrees that all Confidential Information is a valuable, special and unique asset of PG Holdco, LLC (“Holdco”), the Company and their respective subsidiaries and affiliates and the Employee agrees that he will not at any time, including following the Term, directly or indirectly, except with the prior written consent of the Company or PGA, use, divulge or disclose or communicate, or cause any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information, other than as necessary for the Employee to perform his duties and responsibilities to the Company and PGA as authorized by the Company and PGA; provided, however, that the foregoing shall not apply to Confidential Information that is required to be disclosed by a court or regulatory authority of competent jurisdiction.  The foregoing covenants shall apply to each item of information for so long as it remains Confidential Information.  For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and other confidential information of Holdco, the Company and their respective subsidiaries and affiliates, including, without limitation, their methods, techniques, and processes, development, costs and pricing of products and services, business and marketing strategies and plans, the identity and needs of clients and potential clients, survey analyses and reports prepared for clients, and any and all satisfaction measurement survey data and other non-public and patient information furnished to Holdco, the Company and their respective subsidiaries and affiliates pursuant to contracts with clients, financial data, personnel data, and all the other know-how, materials and things pertaining in any respect to Holdco, the Company and their respective subsidiaries and affiliates or clients that are a “trade secret” pursuant to applicable law; provided, however, that “Confidential Information” shall not include information that is generally known in the industry or the public or is or becomes publicly available, in each case, other than as a result of the Employee’s breach of this Agreement.  For the avoidance of doubt, Confidential Information also includes Patient

Information.  For purposes of this Agreement, “Patient Information” means information that (x) relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (y) either identifies the individual or reasonably could be used to identify the individual (including, without limitation, the individual’s name and address; diagnosis and treatment information, including the identity of the facility at which such treatment was rendered; and the individual’s medical history, records or charts).  The Employee acknowledges that the Company and its subsidiaries have a duty under law and by contract to keep Patient Information strictly confidential and that unauthorized use or disclosure of Patient Information may subject the Company and its subsidiaries to substantial fines, penalties and damages.  The Employee shall comply with such policies and procedures relating to the protection of Patient Information and other Confidential Information as the Company and its subsidiaries may implement from time to time, and shall use reasonable care to avoid the inadvertent disclosure or dissemination of any Patient Information or other Confidential Information.

(b)                                 The Employee agrees that upon termination of the Employee’s employment with the Company and PGA for any reason, the Employee will return to the Company or PGA, as applicable, immediately any and all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, books, plans, documents, information, letters, data, models, equipment, property, computer, software or intellectual property relating to Holdco’s, the Company’s and their respective subsidiaries’ and affiliates’ business in whatever form (including electronic), and all copies thereof, in any way relating to the business of Holdco, the Company or any of their respective subsidiaries and affiliates.  The Employee further agrees that any property situated on the Company’s or PGA’s premises and owned by Holdco, the Company or any of their respective subsidiaries or affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or PGA personnel at any time with or without notice.  The Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdco, the Company or any of their respective subsidiaries or affiliates.

(c)                                  The Employee represents and warrants that he has not disclosed any of the terms of this Agreement to any person not a party to, or an attorney for or other representative of a party to, this Agreement.  The Employee further agrees that, until such time when this Agreement is disclosed by the Company or PGA as a public document, he shall not disclose the terms of this Agreement, except to the Employee’s immediate family and the Employee’s financial and legal advisors, or as may be required by law or ordered by a court or regulatory authority of competent jurisdiction, or as otherwise required herein, provided, however, that the Employee may disclose to any prospective employer the provisions of Sections 5, 6, 7, 9 and 10 hereof.

7.                                      Non-Competition; Equitable Relief; Forfeiture of Severance Benefits.  (a)  As an inducement to the Company and PGA to enter into this Agreement, and to reduce the cost to the Company and PGA of monitoring and enforcing compliance with confidentiality obligations contained in Section 6, the Employee agrees that he will not, directly or indirectly:

(i)                                     own (except passive ownership of less than 2% of a publicly traded company), manage, operate, control, participate in, enter into employment with, or render services or assistance of any kind to any business or organization (other than the Company or any of its subsidiaries) which is, in whole or in part, involved in a Restricted Area (as defined below) or undertake activities in the Restricted Area during the Restricted Period (as defined below).  For purposes of this Agreement, “Restricted Area” means (A) the general area of measurement and improvement solutions, (B) data analytics and decision support tools focused on healthcare quality, and (C) products or services related to improvement solutions, educational programs, or taking any actions on, or publishing or reporting results in connection with, the general area of quality and performance, in all cases described in the foregoing clauses (A), (B) and (C), to or about (i) healthcare, (ii) healthcare or related institutions or employees thereof, or (iii) medical or other professionals operating in the health care industry, anywhere, in the case of (i), (ii) or (iii), in the United States or any other geographic location in North America where the Company or any of its subsidiaries operates.  The term “Restricted Area” also includes (x) consulting services and solutions relating to quality and performance improvement in healthcare or related institutions, or (y) any other business that the Company or any of its subsidiaries is taking or has taken specific actions in furtherance of engaging in (so long as the Employee knew or reasonably should have known about such actions); notwithstanding the foregoing, nothing in this Agreement shall prohibit the Employee from, directly or indirectly, (a) owning, managing, operating, controlling, participating in, entering into employment with, or rendering services or assistance of any kind to a business or organization that as its primary source of business provides total cost management solutions, manages hospitals, sells medical devices, provides direct patient care (including homecare, dialysis, outpatient imaging, outpatient surgery), provides physician practice management, manages a health insurance plan, engages in disease management, provides supply distribution, or engages in direct to consumer healthcare product sales, or (b) owning, managing, operating, controlling, participating in, entering into employment with, or rendering services or assistance of any kind to a private equity fund; or (c) owning, managing, operating, controlling, participating in, entering into employment with, or rendering services or assistance to revenue cycle service companies; so long as the Employee, in the case of (a), (b) or (c), recuses himself from and does not participate in any activity of these companies (including any board or management or similar discussions, including any strategic discussions) if the activity is competitive with or involves discussions regarding any activity that is competitive with the Restricted Area;

(ii)                                  solicit or divert, or assist in soliciting or diverting, (A) the business that any customer of the Company or any of its subsidiaries conducts or could reasonably be expected to conduct with the Company or any of its subsidiaries (the “Covered Business”) or (B) the Covered Business of any person or entity in respect of which the Employee is reasonably aware that the Company or any of its subsidiaries has approached or has made significant plans to approach as a prospective customer during the Term, whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity during the Restricted Period;

(iii)                               (A) encourage, induce, hire or solicit or seek to induce, hire or solicit any person engaged with the Company or any of its subsidiaries as an employee, agent, independent contractor or otherwise (or any such person that was so engaged during the one-year period immediately preceding such initial inducement or solicitation during the Term) (each, a

“Company Employee”) to end his or her engagement or employment with the Company or any of its subsidiaries or otherwise to participate in any Restricted Area during the Restricted Period or (B) recommend to any person or entity involved in a Restricted Area that such person or entity employ or engage such current or former Company Employee during the Restricted Period;

(iv)                              whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity, (A) solicit (whether by mail, telephone, personal meeting or otherwise), encourage or induce any customer, supplier or client of the Company or any of its subsidiaries to transact business with any business or organization (other than the Company or PGA) involved in a Restricted Area or reduce or refrain from doing any business with the Company or any of its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or any of its subsidiaries and any of their respective customers, suppliers or clients (or any person or entity in respect of which the Employee is reasonably aware that the Company or any of its subsidiaries has approached or has made significant plans to approach as a prospective customer, supplier or client), or (C) aid other persons or entities involved in any such acts, in each case, during the Restricted Period; or

(v)                                 whether in written or oral form, (x) do any act or make any statement whatsoever that may or shall criticize, denigrate, disparage (including, but not limited to, by relative comparison), impair, impugn or negatively reflect upon the name, reputation or business interests of any of the Beneficiaries (as defined below) (including, but not limited to, the methodologies, products, services, activities or results of any of the Beneficiaries, as applicable) with respect to the business of the Company and PGA or (y) otherwise publish statements that tend to portray any of the Beneficiaries (including, but not limited to, the methodologies, products, services, activities or results of any of the Beneficiaries, as applicable) in an unfavorable light with respect to the business of the Company and PGA, in each case, at any time, including after the expiration of the Term.

For purposes of this Agreement:

(A)                               the term “Beneficiaries” shall mean, collectively, Vestar Capital Partners V. L.P. (together with any predecessor or successor funds (e.g., Vestar Capital Partners I, L.P. and Vestar Capital Partners VI, L.P.), the “Vestar Funds”) and PGA, the Company and Holdco, together with their respective Controlled Affiliates (including any entity in which any of the Vestar Funds has an equity investment, collectively, the “Vestar Entities”), subsidiaries and successors, and their respective employees, officers and directors;

(B)                               the term “Restricted Period” means the period commencing at the Effective Date and ending on the expiration of the twelve (12)- month period following the expiration or termination of the Term; and

(C)                               the terms “Controlled” and “Affiliates” shall each have the meaning set forth in the Second Amended and Restated Securityholders Agreement dated as of November 9, 2012 by and among Holdco and the other parties thereto, as it may be amended or supplemented thereafter from time-to-time.

Solely for purposes of ensuring the Employee’s compliance with his obligations under clause (v) above, the Employee shall be permitted to request, at reasonable intervals following the termination date, and the Company and PGA shall use commercially reasonable efforts to deliver as promptly as practicable to the Employee, a list of all Vestar Entities.  Any such list provided to the Employee shall be deemed to be Confidential Information and the Employee agrees to keep such list confidential in accordance with Section 6 above.

(b)                                 The Employee acknowledges and agrees that any violation of the provisions of Sections 6 or 7(a) would cause the Beneficiaries irreparable damage and that if the Employee breaches or a court of competent jurisdiction determines that there is a substantial likelihood of success on the merits of a threatened breach of such provisions, (i) as of such time the Company and PGA shall have no further obligation to make any payments or provide any benefits under this Agreement (including, without limitation, those described in Section 4(a)(ii), 4(b) or 4(c)), provided that if a court of competent jurisdiction renders a final and nonappealable determination that the Employee has breached the provisions of Section 6 or 7(a), and the Company or PGA has already paid the Employee all or a portion of such payments and benefits in respect of any period following the date of such breach, the Employee shall be obligated to repay such amounts to the Company or PGA, as applicable, without prejudice to any other remedies available to the Company and its subsidiaries under this Agreement (and, specifically, without prejudice with respect to any other rights and remedies the Company and its subsidiaries may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages or inadequacy of available remedies at law and without being required to post bond or other security) and (ii) the Beneficiaries shall be entitled, in addition to any other rights and remedies the Company and its subsidiaries may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages or inadequacy of available remedies at law and without being required to post bond or other security.  Notwithstanding anything contained in this Section 7(b) above, the parties expressly do not intend that the remedies authorized herein in the event of the Employee’s breach or threatened breach of Section 6 or 7(a) of this Agreement are the exclusive remedies for such threatened or actual breach(es), and the parties hereto expressly intend that all equitable remedies, including, without limitation, the remedy of injunctive relief, shall remain fully available to the Company and the Beneficiaries.

(c)                                  The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in respect of which a court of competent jurisdiction renders a final and nonappealable determination that the Employee is or was in violation of any of the provisions hereof limited by reference to the Restricted Period.

(d)                                 The Employee hereby agrees that, during the Restricted Period, prior to accepting any position with any other person or entity, the Employee shall provide such person or entity with written notice of the covenants contained in Sections 5, 6, 7, 9 and 10 hereof, with a copy of such notice delivered simultaneously to the Company and PGA.

8.                                      Representations and Covenants of the Employee.  (a)  The Employee represents, warrants and covenants that (i) the Employee has the full right and authority to enter into this Agreement and perform his obligations hereunder, (ii) the Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company or PGA hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Employee is subject.

(b)                                 Prior to execution of this Agreement, the Employee was advised by the Company and PGA of his right to seek independent advice from an attorney of the Employee’s own selection regarding this Agreement.  The Employee acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  The Employee further represents that in entering into this Agreement, the Employee is not relying on any statements or representations made by any of the Beneficiaries which are not expressly set forth herein, and that the Employee is relying only upon his own judgment and any advice provided by his attorney.

9.                                      Intellectual Property Rights.  (a)  The Employee agrees that the results and proceeds of the Employee’s services for the Company and its subsidiaries (including any trade secrets, products, services, processes, know-how, designs, developments, techniques, formulas, methods, mask works, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of or consultant to the Company and its subsidiaries and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others resulting from services performed while an employee of or consultant to the Company and its subsidiaries (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of the Company’s subsidiaries or affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, mask work and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Employee whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of the Company’s subsidiaries or affiliates) under the immediately preceding sentence, then the Employee hereby irrevocably assigns and agrees to assign any and all of the Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of the Company’s subsidiaries or affiliates), and the Company or such subsidiaries or affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or affiliates without any further payment to the Employee whatsoever.  As to any Invention that the Employee is required to assign, the Employee shall promptly and fully disclose to the Company all information known to the Employee concerning such Invention.

(b)                                 The Employee has set forth on Exhibit B hereto a complete list of all Inventions that the Employee has, alone or jointly with others, made prior to the commencement of the Employee’s employment or consultancy with the Company and its subsidiaries that the Employee considers to be the Employee’s property or the property of third parties and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no such disclosure is attached, the Employee represents and warrants that there are no Prior Inventions.  If, while an employee of or consultant to the Company and its subsidiaries, the Employee incorporates a Prior Invention into a Company product or process, the Company or PGA, as applicable, is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, the Employee agrees that the Employee shall not incorporate, or permit to be incorporated, Prior Inventions in any such Company product or process without the advance written consent of a duly authorized officer of the Company or PGA.

(c)                                  The Employee agrees that, from time to time, as may be requested by the Company or PGA and at the Company’s or PGA’s sole cost and expense, the Employee shall do any and all things that the Company or PGA may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent the Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 9(c) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company or PGA of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s or one of its subsidiaries’ being the Employee’s employer.  The Employee shall reasonably assist the Company and PGA in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  To this end, the Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company or PGA may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, the Employee shall execute, verify, and deliver assignments of such Proprietary rights to the Company or its designee.  The Employee’s obligation to assist the Company or PGA with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Employee’s employment or consultancy with the Company and PGA, provided that the Company or PGA shall compensate the Employee at a reasonable rate after such termination for the time actually spent by the Employee at the Company’s or PGA’s request on such assistance.

(d)                                 In the event the Company or PGA is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document required in connection with the actions specified in Section 9(c), the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf to execute, verify and deliver any such documents and to do all other lawfully permitted acts to further the purposes of Section 9(c) with the same legal force and effect as if executed by the Employee.  The Employee hereby waives and quitclaims to the Company and PGA any and all claims, of any nature whatsoever, that the Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(e)                                  While an employee of or consultant to the Company or any of its subsidiaries, the Employee shall promptly disclose to the Company and PGA fully and in writing and shall hold in trust for the sole right and benefit of the Company any and all Inventions.  In addition, the Employee shall disclose to the Company and PGA all patent applications filed by the Employee during the two (2) year period after termination of the Employee’s employment with the Company and PGA.

10.                               Cooperation.  The Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during the Employee’s employment with the Company, its subsidiaries and affiliates, and their predecessors, provided that PGA shall reimburse the Employee for expenses reasonably incurred in connection with such cooperation.

11.                               No Mitigation; Offset:  No Other Severance Benefits.  (a)  The Employee shall have no duty to attempt to mitigate any amounts payable to the Employee under this Agreement following the termination of the Employee’s employment with the Company and PGA by seeking alternative employment or consulting work.

(b)                                 The Company or PGA, as applicable, may offset any amounts the Employee owes to the Company or PGA as of the date of the termination of the Employee’s employment with the Company and PGA (excluding, for the avoidance of doubt, any obligations related to that certain Promissory Note, between PGA and the Employee, dated as of February 27, 2012) from any amounts that are payable to the Employee under this Agreement following the termination of Employee’s employment with the Company and PGA under this Agreement.

(c)                                  The Employee hereby agrees that in consideration of the payments to be received under this Agreement, the Employee waives any and all rights to any payments or benefits under any severance (but not pension) plans, programs or arrangements of the Company or any of its subsidiaries.

12.                               Withholding.  The Company and PGA may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

13.                               Assignment.  (a)  This Agreement is personal to the Employee and without the prior written consent of the Company and PGA shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)                                 This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of the Employee’s death, the Employee’s estate and heirs in the case of any payments due to the Employee hereunder).

(c)                                  Subject to Section 4(b)(iii)(D), the Company or PGA may assign this Agreement and its rights and obligations hereunder to any entity which, by way of merger, consolidation, purchase or otherwise, becomes, directly or indirectly, a successor to all or substantially all of the business and/or assets of the Company or PGA, as applicable.  The Employee acknowledges and agrees that all of the Employee’s covenants and obligations to the Company and PGA, as well as the rights of the Company and PGA hereunder, shall run in favor of and shall be enforceable by the Company and PGA or one or more of their respective affiliates, direct or indirect successors and permitted assigns.

14.                               Consent to Jurisdiction:  Waiver of Jury Trial.  (a)  Except as otherwise specifically provided herein, the Employee, the Company and PGA each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the District of Delaware with respect to any disputes or controversies arising out of or relating to this Agreement.  The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 14(a); provided, however, that nothing herein shall preclude the Company or PGA from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of Section 14 or enforcing any judgment obtained by the Company or PGA and, in such event, the Employee hereby irrevocably submits to the jurisdiction of such other court.

(b)                                 The agreement of the parties to the forum described in Section 14(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 14(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 14(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)                                  Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 20.

(d)                                 Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 14(d).

15.                               Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

16.                               Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Employee and a duly authorized officer of each of the Company and PGA.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.                               Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.  The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

18.                               Entire Agreement.  This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  All prior agreements, understandings and obligations (whether written, oral, express or implied) between the parties with respect to the subject matter hereof are terminated as of the date hereof and are superseded by this Agreement.  Notwithstanding the foregoing, for the avoidance of doubt, the Employee’s rights and obligations with respect to any Units or other equity interests held by the Employee shall continue in full force and effect in accordance with their terms.

19.                               Survival of Rights and Obligations.  The rights and obligations of the Employee, PGA and the Company under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of the Employee’s employment with the Company and its subsidiaries, as applicable, hereunder or any settlement of the financial rights and obligations arising from the Employee’s employment with the Company and PGA hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20.                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

If to the Company or PGA:	Press Ganey Associates, Inc.

404 Columbia Place South Bend, Indiana 46601 Attn: Chairman of the Board Fax No.: (574) 232-3485

If to the Employee:	Patrick T. Ryan c/o his last known address and facsimile number in the personnel records of the Company or PGA

21.                               No Third-Party Beneficiaries.  Except as expressly provided herein, this Agreement shall not confer on any person other than the parties hereto any rights or remedies hereunder.

22.                               Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitutes a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23.                               Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

24.                               Compliance with IRC Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.  References under this Agreement to the Employee’s termination of employment shall be deemed to refer to the date upon which the Employee has experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s separation from service with the Company or any of its affiliates the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Employee and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company or PGA, as applicable, will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 24 shall be paid to the Employee in a lump sum and (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).  Without limiting the generality of the foregoing, the Employee shall notify the Company or PGA if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Employee to incur any additional tax under Code Section 409A and, if the Company and PGA concur with such belief after good faith review or the Company or PGA independently make such determination, then the Company and PGA shall use reasonable efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

25.                               Section 280G.  In the event that Holdco or the Company undergoes a “change in ownership or control” (within the meaning of Section 280G of the Code) after Holdco, the Company or any affiliate of Holdco or the Company (including PGA) that would be treated, together with Holdco or the Company, as a single corporation under Section 280G of the Code and the regulations thereunder has stock that is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations thereunder) and all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Employee receives or is entitled to receive from Holdco, the Company, PGA or any affiliate of Holdco, the Company or PGA (collectively, the “Total Payments”), could constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Employee shall be entitled to receive (i) an amount limited (to the minimum extent necessary) so that no portion of the Total Payments shall be non-deductible for US federal income taxes by reason of Section 280G of the Code (the “Limited Amount”), or (ii) if the amount of the Total Payments (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the amount of all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by the amount of all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount of the Total Payments otherwise payable without regard to clause (i). If it is determined that the Limited Amount will maximize the Employee’s after-tax proceeds, the Total Payments shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments that are exempt from Section 409A of the Code, (ii) second, by reducing other payments and benefits that are exempt from Section 409A of the Code and to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, (iii) third, by reducing all remaining payments and benefits that are exempt from Section 409A of the Code and (iv) finally, by reducing payments and benefits that are subject to Section 409A of the Code, in each case, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 25 will be made at the Company’s or its affiliates’ expense by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Sections 280G and 4999 of the Code selected by the Company for such purpose (the “Independent Advisors”).  For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Company and its legal advisors, (y) does not constitute a

“parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (z) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  In the event it is later determined that (A) a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 25, the excess amount shall be returned immediately by the Employee to the Company or (B) a lesser reduction in the Total Payments should have been made to implement the objective and intent of this Section 25, the additional amount shall be paid immediately by Holdco, the Company, PGA or any affiliate of Holdco, the Company or PGA, as applicable, to the Employee.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

PGA HOLDINGS, INC.

by:

Name:
Title:

PRESS GANEY ASSOCIATES, INC.

by:

Name:
Title:

EMPLOYEE

/s/ Patrick T. Ryan
PATRICK T. RYAN

EXHIBIT A

Current Boards and Committees

•                  Board of Affiliated Managers Group (Audit Committee and Chair of Compensation Committee)

•                  Board of Avon Old Farms School

•                  Advisor to Peloton Equity

EXHIBIT B

PRIOR INVENTIONS

NONE

EXHIBIT C

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Patrick T. Ryan (“Employee”), PGA Holdings, Inc. (the “Company”) and Press Ganey Associates, Inc. (“PGA”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Amended and Restated Employment Agreement, dated as of April     , 2015 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company, PGA and their respective subsidiaries and affiliates, effective                 , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands (collectively, “Claims”) that the Employee may have against the Company, PGA and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company, PGA or their respective affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any Claims in connection with Employee’s ownership of vested equity securities or other equity interests of the Company or Holdco or their respective affiliates or successors (including any equity securities or other equity interests of the Company or Holdco or their respective affiliates or successors that vest in connection with Employee’s termination of employment), Employee’s right to indemnification by the Company, PGA or any of their affiliates pursuant to contract or applicable law or Directors’ and Officers’ insurance, Employee’s rights under this Agreement, and/or Employee’s rights to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4(b)(i) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company, PGA and Employee hereby agree as follows:

1.                                      Severance Payments; Salary and Benefits.  The Company and PGA agree to provide Employee with the severance payments and benefits described in Section 4(b)(i) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company and PGA shall pay or provide to the Employee all other payments or benefits described in Section 4(a) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.                                      Release of Claims.  Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, PGA, any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee executes this Agreement, including, without limitation:

(a)                                 any and all claims relating to or arising from Employee’s employment  or service relationship with the Company, PGA or any of their direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)                                 any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(e)                                  any and all claims for violation of the federal or any state constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

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(h)                                 any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company or PGA (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company, PGA or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s or PGA’s group benefit plans pursuant to the terms and conditions of COBRA, and Employee’s rights under applicable law, and any Retained Claims.

3.                                      Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee executes this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that:  (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has 21 days within which to consider this Agreement; (c) Employee has 7 days following Employee’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company or PGA; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company or PGA in less than the 21 day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.                                      Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.                                      No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company and PGA.

6.                                      Consent to Jurisdiction; Waiver of Jury Trial; Governing Law; Severability.  This Agreement shall be subject to the provisions of Sections 14, 15 and 17 of the Employment Agreement, mutatis mutandis.

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7.                                      Effective Date.  Employee has seven days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date.

8.                                      Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company, PGA or any third party, with the full intent of releasing all of Employee’s claims against the Company, PGA and any of the other Releasees.  Employee acknowledges that:  (a) Employee has read this Agreement; (b) Employee has not relied upon any representations or statements made by the Company or PGA that are not specifically set forth in this Agreement; (c) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and (e) Employee is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE

Dated:

COMPANY

Dated:

PGA

Dated:

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